Exhibit 99.01

Audit Committee Report

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Bank.

The Audit Committee of the Federal Home Loan Bank of New York (“FHLBNY”) for 2012 was composed of nine Directors.  The Audit Committee had eight meetings during 2012 and during these meetings the Audit Committee met separately with the Chief Audit Officer and the independent registered public accounting firm.

Management has the primary responsibility for the preparation and integrity of the FHLBNY’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  FHLBNY’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee oversees the FHLBNY’s financial reporting process; reviews the programs and policies of the FHLBNY designed to ensure compliance with applicable laws, regulations and policies and monitors the results of these compliance efforts; and advises and assists the Board of Directors in fulfilling its oversight responsibilities relating to risk management, internal controls, the accounting policies and financial reporting and disclosure practices of the FHLBNY, and the independent registered public accounting firm of the FHLBNY.

The Audit Committee has reviewed and discussed the 2012 audited financial statements with management and the independent registered public accounting firm.  The Audit Committee has reviewed and discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards (“SAS”) No. 114, “The Auditor’s Communication With Those Charged With Governance” and with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s audit of the financial statements.  The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed the independent public registered accounting firm’s independence with them.

Based on the review and discussions referred to above, the Audit Committee voted to recommend to the Board of Directors on March 20, 2013 that the FHLBNY’s audited financial statements be included in the FHLBNY’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the SEC.

FHLBNY AUDIT COMMITTEE MEMBERS

2012	2013
Jay M. Ford, Chairman	Jay M. Ford, Chairman
Katherine J. Liseno, Vice Chairman	Katherine J. Liseno, Vice Chairman
John R. Buran	John R. Buran
Joseph R. Ficalora	Joseph R. Ficalora
José R. González	José R. González
Michael M. Horn	Michael M. Horn
Thomas L. Hoy	Thomas L. Hoy
Joseph J. Melone	Joseph J. Melone
Richard S. Mroz	Richard S. Mroz